EXHIBIT 4.6

                        DEBENTURE SUBSCRIPTION AGREEMENT

         DEBENTURE SUBSCRIPTION AGREEMENT, dated as of August 31, 2007 (this "Agreement"), between First Banks, Inc., a Missouri corporation (the "Company"), and First Bank Statutory Trust X, a statutory trust created under the laws of the State of Delaware (the "Trust"), relating to the Junior Subordinated Debt Securities due September 15, 2037 (the "Junior Subordinated Debentures"), issuable pursuant to an Indenture, dated as of August 31, 2007 (the "Indenture"), between the Company and LaSalle Bank National Association, as Trustee. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed thereto in the Purchase Agreement (as defined below).

         WHEREAS, the Company, the Trust and the Purchaser named therein have entered into a Capital Securities Purchase Agreement, dated August 29, 2007 (the "Purchase Agreement"), in connection with the issuance and sale of trust preferred securities (liquidation amount of $1,000 per security) (the "Capital Securities") by the Trust; and

         WHEREAS, the Company and the Trust have entered into a Common Securities Subscription Agreement, dated August 31, 2007 (the "Common Securities Subscription Agreement"), in connection with the issuance and sale of Common Securities (liquidation amount of $1,000 per security) (the "Common Securities") by the Trust; and

         WHEREAS, in connection with the Purchase Agreement and the Common Securities Subscription Agreement and the issuance and sale of the Capital Securities and Common Securities pursuant thereto, the Trust desires to purchase from the Company, and the Company desires to sell to the Trust, all of the Junior Subordinated Debentures.

         NOW, THEREFORE, in consideration of the foregoing premises and the conditions and agreements hereinafter set forth, the parties hereto agree as follows:

         1. The Trust hereby subscribes for and offers to purchase from the Company, and the Company hereby accepts such offer and agrees to issue and sell to the Trust, contemporaneous with the Closing Date, Fifteen Million Four Hundred Sixty Four Thousand Dollars ($15,464,000) aggregate principal amount of Junior Subordinated Debentures, in consideration of the payment on or before the date hereof of Fifteen Million Four Hundred Sixty Four Thousand Dollars ($15,464,000) in immediately available funds.

         2. The Company represents and warrants that the Junior Subordinated Debentures have been duly authorized and executed by the Company, and, when duly authenticated and delivered to the Trust in accordance with the terms hereof and the Indenture, will constitute the valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

         3. This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

         4. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.



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         IN WITNESS  WHEREOF,  the parties  hereto  have  caused this  Debenture
Subscription Agreement to be duly executed as of the date first written above.

                                    First Banks, Inc.



                                    By:  /s/ Lisa K. Vansickle
                                       -----------------------------------------
                                    Name:    Lisa K. Vansickle
                                         ---------------------------------------
                                    Title:   SVP - Chief Financial Officer
                                          --------------------------------------


                                    First Bank Statutory Trust X


                                    By:  /s/ Peter D. Wimmer
                                       -----------------------------------------
                                    Name:    Peter D. Wimmer
                                    Title:   Administrator


                                    By:  /s/ Lisa K. Vansickle
                                       -----------------------------------------
                                    Name:    Lisa K. Vansickle
                                    Title:   Administrator